SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G




                  INFORMATION STATEMENT PURSUANT TO RULES 13d-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            Sterling Chemicals, Inc.
                                -----------------
                                (Name of Issuer)



                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)



                                   859166100
                            ------------------------
                                 (CUSIP Number)




                               December 31, 2004
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)

|_|  Rule 13d-1(c)

|X| Rule 13d-1(d)

                                                                    SCHEDULE 13G

CUSIP No.  859166100
------------------------------------------
1) NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

      Mariner Investment Group, Inc.
--------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                               5) SOLE VOTING POWER

         NUMBER                          255,015
         OF                    -------------------------------------------------
         SHARES                6) SHARED VOTING POWER
         BENEFICIALLY
         OWNED BY                        None
         EACH                  -------------------------------------------------
         REPORTING             7) SOLE DISPOSITIVE POWER
         PERSON
         WITH                            255,015
                               -------------------------------------------------
                               8)       SHARED DISPOSITIVE POWER None
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             255,015
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                            |_|

--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.027%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

      IA
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

Sterling Chemicals, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

1200 Smith Street
Suite 1900
Houston, TX 77002-4312

Item 2(a).    Name of Person Filing:

Mariner Investment Group, Inc.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

780 Third Avenue, 16th Floor
New York, New York 10017

Item 2(c).    Citizenship:

New York

Item 2(d).    Title of Class of Securities:

Common Stock

Item 2(e).    CUSIP Number: 859166100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), whether the person filing is a:

            |_|   (a) Broker or Dealer Registered Under Section 15 of the Act

            |_|   (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            |_|   (c) Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            |_|   (d) Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            |X|   (e) Investment Adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E)

            |_|   (f) Employee benefit plan or endowment fund in accordance with
                      ss.240.13d- 1(b)(1)(ii)(F)

            |_|   (g) Parent Holding Company or control person in accordance with ss.240.13d- 1(b)(ii)(G)

            |_|   (h) Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            |_|   (i) Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            |_|   (j) Group, in accordance withss.240.13d-1(b)(ii)(J)


Item 4.       Ownership.

            (a) Amount beneficially owned: 255,015

            (b) Percent of class: 9.027%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 255,015

                  (ii)  Shared power to vote or to direct the vote: None

                  (iii) Sole power to dispose or to direct the disposition of:
                        255,015

                  (iv)  Shared power to dispose or to direct the disposition of:
                        None


Item 5.       Ownership of Five Percent or Less of a Class.

              Not  applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

All Securities reported in this schedule are owned by advisory clients of Mariner Investment Group, Inc. ("Mariner"), no one of which to the knowledge of Mariner owns more than 5% of the class. Mariner disclaims beneficial ownership of all such securities.

Mariner, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to several investment companies exempt from the Investment Company Act of 1940, and serves as investment manager to certain other separate accounts. These investment companies and accounts are collectively referred to as the "Funds". In its role as investment adviser or manager, Mariner possesses voting and/or investment power over securities of the Issuer described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Mariner disclaims benefial ownership of such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable

Item 8.       Identification and Classification of Members of the Group.

              Not applicable

Item 9.       Notice of Dissolution of Group.

              Not applicable

Item 10.      Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.



                                                        February 14, 2005
                                               -------------------------------
                                                           Date


                                                   /s/ Russell A. Thompson
                                               --------------------------------
                                                           Signature

                                               Russell A. Thompson
                                               ---------------------------------
                                               Deputy General Counsel and
                                               Chief Compliance Officer